Exhibit 21

MVB FINANCIAL CORP. AND SUBSIDIARIES ANNUAL REPORT ON FORM 10-K

FOR FISCAL YEAR ENDED DECEMBER 31, 2010

Subsidiaries of MVB Financial Corp.

The following are the only subsidiaries of MVB Financial Corp.:

Name of Subsidiary	Jurisdiction of Incorporation
MVB Bank, Inc.	West Virginia
MVB Central, Inc.	West Virginia
MVB East, Inc.	West Virginia